UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2013

Structured Products Corp.
on behalf of

TIERS Inflation-Linked Trust 2004-21

(Exact name of registrant as specified in its charter)

Delaware	001-32181	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

390 Greenwich Street New York, New York	10013	(212) 723-4070
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

 U.S. Bank Trust National Association, as Trustee for the TIERS®' INFLATION-LINKED TRUST CERTIFICATES, SERIES WYE 2004-21 has received Notice from the Issuer of the Underlying Term Asset that Wyeth 5.50% Notes due February 1, 2014 will be Redeemed in Full on December 16, 2013.  Under the Terms of the Supplement to the Base Trust Agreement this constitutes a Trust Termination Event and the TIERS® Inflation Linked Trust Certificates will be redeemed.

On December 16, 2013, the Call Date, the Trustee will distribute the principal proceeds from the redemption of the Underlying Term Asset along with the accrued interest from December 1, 2013 thru December 16, 2013 to the holders of the Certificates. Following the distribution of all such funds, the principal balance of the outstanding Certificates will be zero.

Beneficial owners of the Certificates will receive distributions through the facilities of The Depository Trust Company ("DTC") and the intermediaries through which they hold their Certificates. DTC will present its Certificates to the Trustee in accordance with the procedures specified by DTC and the Trustee. Beneficial owners of the Certificates should inquire with the intermediary holding their Certificates as to procedures for presentation and final payment and should provide instructions in writing with respect to the final distribution to their intermediary.

IMPORTANT NOTICE
Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, federal backup withholding tax will be withheld at the applicable backup withholding rate in effect at the time the payment is made if the tax identification number is not properly certified. Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your Bond.

*The Trustee shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in the Redemption Notice. It is included solely for the convenience of the Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Stanley Louie
________________________________
Name: Stanley Louie
Title: Vice President, Finance Officer.

December 6, 2013